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                                                                    EXHIBIT 3.17

                            ARTICLES OF ASSOCIATION

1 (S)
The corporate name of the company is Thermisol Sweden Aktiebolag.

2 (S)
The register office of the board shall be the municipality of Norrtalje.

3 (S)
The objects of the company shall be to carry on manufacture and sale of packing products and building and road isolation products of polymer material as well as other business compatible therewith.

4 (S)
The company's share capital shall be not less than SEK 100,000 and not more than SEK 400.000.

5 (S)
The par value of each share shall be SEK 1,000.

6 (S)
The board of directors shall consist of 3-7 members with not more than 5 deputy members. It shall be appointed annually at the ordinary shareholders meeting for the period until the next ordinary shareholders meeting has been held.

1-2 auditors with or without deputy auditors shall be appointed annually at the ordinary shareholders meeting for the period until the next ordinary shareholders meeting has been held.

7 (S)
Notice convening a shareholders meeting shall be sent by mail at the earliest four and at the latest two weeks before the meeting. Messages to the shareholders shall be sent by mail.

8 (S)
An ordinary shareholders meeting shall be held once yearly within six (6) months from the end of the financial year.

At the ordinary shareholders meeting the following matters shall be dealt with:
1.  Election of chairman of the meeting,
2.  Preparation and approval of the voting list,
3.  Election of one or two persons to check the minutes,
4.  Question of the due convening of the meeting,
5.  Presentation of the annual report and the auditor's report,
6.  Resolution
    a) in respect of the adoption of the profit and loss accounts and the balance sheet and where applicable the group profit and loss accounts and the group balance sheet
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    b)  in respect of the profit or loss according to the approved balance sheet
    c) in respect of discharge from liability for the members of the board and the managing director,
7.  Settlement of the fees for the board of directors and the auditors,
8.  Election of the board of directors, auditors and possible deputy auditors,
9.  Other matters which in due order have been submitted to the meeting.

Each person entitled to vote may at the shareholders meeting vote for the full number of shares represented by him.

9 (S)
The financial year is the calendar year.
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                                 BOLAGSORDNING

(S) 1
Bolagets firma ar Thermisol Sweden Aktiebolag.

(S) 2
Styrelsen har sitt sate i Norrtalje kommun.

(S) 3
Bolaget shall bedriva tillverkning och forsaljning av forpackningsprodukter samt bygg och vagisoleringsprodukter av polymera material avensom idka annan darmed forenlig verksamhet.

(S) 4
Aktiekapitalet utgor lagst etthundratusen (100.000) kronor och hogst tvahundratusen (200.000) kronor.

(S) 5
Aktie lyder pa etthundra (100) kronor.

(S) 6
Styrelsen bestar av 3-7 ledamoter med hogat 5 suppleanter. Den vajs arligen pa ordinarie bolagsstamma for tiden intill dess nasta ordinarie bolagestamma har hallits.

1-2 revisorer med eller utan revisorssuppleanter valjes arligen pa ordinarie bolagsstamma for tiden intill dess nasta ordinarie bolagsstamma har hallits.

(S) 7
Kallelse til bolagsstamma skall ske tidigast fyra och senast tva vockor fore tiden stamman genom brev med posten. Meddelanden till aktieagarna skall ske genom brev med posten.

(S) 8
Ordinarie bolagsstamma halles inom sex (6) manader efter rakenskapsarets utgang.

Pa ordinarie bolagsstamma skall foljande arenden forekomma:

1.  Val av ordforande vid stamman
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2.      Upprattande och godkannande av rostlangd
3.      Val av en eller tva protokolljusterare
4.      Provning av om stamman blivit behorigen sammankallad
5.      Foredragning av framlagd arsredovianing och revisionsberattelse
6.      Beslut
        a) om faststallande av resultatrakning och balansrakning samr i forekommande fall koncernresultatrakning och koncernbalansrakning
        b) om dispositioner betraffande bolagets vinst eller forlust enligt den faststallda balansrakningen
        c)   om ansvarsfrihet at styrelseledamoter och verkstallande direktor
7.      Faststallande av styrelse och revisorsarvoden
8.      Val av styrelse och revisorer samt revisorssuppleanter
9. Annar arende, som ankommer pa stamman enligt aktiebolagslagen eller bolagsordningen.

Vid bolagsstamma ma envar rostberattigad rosta for hela antalet av honom agda och foretradda aktier, utan begransning i rostetalet.


(S) 9
Rakenskapsar ar kalenderar.